AmTrust Financial Services, Inc. Reports Fourth Quarter 2016 Net Income Per Diluted Share of $0.57 and Operating Earnings Per Diluted Share(1)(2) of $0.38, Reflecting Strengthening of Reserves
Book Value Per Common Share(2) of $15.15, Up 17.4% Since December 31, 2015
Fourth Quarter Return on Common Equity and Operating Return on Common Equity(1) of 15.7% and 10.5%, Respectively
Full Year Return on Equity and Operating Return on Common Equity(1) of 17.1% and 19.0%, Respectively
Provides Update on Anticipated Timing of 10-K Filing

Fourth Quarter and Full Year 2016 Highlights

•	Fourth quarter gross written premium of $1.91 billion and net earned premium of $1.22 billion, up 19% and 15%, respectively, from the fourth quarter 2015(1)

•	Fourth quarter service and fee income of $151.0 million, up 26% from the fourth quarter 2015(1)

•	Fourth quarter net income attributable to common stockholders of $98.7 million, or $0.57 per diluted share, compared to $59.7 million, or $0.35 per diluted share, in the fourth quarter 2015(1)

•	Fourth quarter operating earnings(1)(2) of $66.3 million, or $0.38 per diluted share, compared to $115.7 million, or $0.67 per diluted share, in the fourth quarter 2015(1)(2)

•	Current period net income attributable to common stockholders and operating earnings(1) include a reserve charge of $65.0 million, or approximately $0.24 per diluted share;

•	Fourth quarter and full year combined ratio of 95.5% and 92.1%, respectively

•	Full year 2016 capital returned to shareholders of $262.4 million, including $152.3 million of common share repurchases

NEW YORK, February 27, 2017 (GLOBE NEWSWIRE) -- AmTrust Financial Services, Inc. (Nasdaq: AFSI) ("the Company" or "AmTrust") today announced fourth quarter 2016 net income attributable to common stockholders of $98.7 million, or $0.57 per diluted share, compared to $59.7 million, or $0.35 per diluted share in the fourth quarter 2015(1). For the fourth quarter 2016, operating earnings(1)(2) was $66.3 million, or $0.38 per diluted share, compared to $115.7 million, or $0.67 per diluted share, in the fourth quarter 2015(1)(2). The decrease in net income attributable to common stockholders and operating earnings(1)(2) reflects a reserve charge of $65.0 million, or approximately $0.24 per diluted share, primarily related to strengthening of prior year loss and loss adjustment reserves in our Specialty Program segment.
“Our fourth quarter caps a strong year in which we completed and integrated several strategic acquisitions, delivered higher investment returns, achieved record revenue, strengthened our balance sheet through preferred stock issuances, returned more than $262 million of capital to shareholders in the form of common share repurchases and dividends, and produced book value per share of $15.15 at year-end, an increase of over 17% from a year ago,” said Barry Zyskind, Chairman and Chief Executive Officer, AmTrust. “We are very pleased with the underlying operational performance of our business in the fourth quarter and in 2016, a year in which we continued to maintain high levels of policy retention and maintain underwriting discipline. While our expense ratio was elevated in the fourth quarter, due largely to business mix as well as higher costs related to increased year-end resources, expenses were otherwise in line with our net earned premium growth.”
“Our combined ratio of 95.5% in the fourth quarter reflects our continued profitability, particularly in our two largest segments, Small Commercial Business and Specialty Risk and Extended Warranty, but we are strengthening prior year loss and loss adjustment reserves in our Specialty Program segment following extensive internal actuarial reviews. As we have noted in the past, this segment has underperformed relative to our expectations, which led us to install new leadership and to adjust our approach to writing programs for commercial auto, general liability, and workers’ compensation. We are confident that we are adequately reserved on our consolidated book of business. We have a solid foundation to build upon in 2017, and are committed to creating shareholder value through disciplined growth and steady returns.”

Fourth Quarter 2016 Results
Total revenue was $1.42 billion, an increase of $219.4 million, or 18%, from $1.20 billion in the fourth quarter 2015(1). Gross written premium was $1.91 billion, an increase of $299.8 million, or 19%, from $1.61 billion in the fourth quarter 2015(1). Net written premium was $1.15 billion, an increase of $81 million, or 8%, compared to $1.07 billion in the fourth quarter 2015(1). Net earned premium was $1.22 billion, an increase of $157.7 million, or 15%, from $1.06 billion in the fourth quarter 2015(1). The combined ratio was 95.5% compared to 91.9% in fourth quarter 2015(1).
Total service and fee income of $151.0 million increased $31.0 million, or 26%, from $120.0 million in the fourth quarter 2015(1) and included $26.8 million from related parties in the fourth quarter 2016 compared to $18.5 million in the fourth quarter 2015.
Net investment income, excluding net realized gains and losses, totaled $48 million, an increase of 7% from $45 million in the fourth quarter 2015. The significant growth in investment income during the fourth quarter was primarily due to the increase in invested assets. Total cash and invested assets increased 29.2% to $9.3 billion as of December 31, 2016 compared to $7.2 billion as of December 31, 2015. In addition, fourth quarter 2016 results included net realized investment gains of $5.2 million, or $3.4 million after-tax, on fixed income and equity investments compared with net realized investment losses of $22.6 million, or $14.7 million after-tax, in the fourth quarter of 2015.
Loss and loss adjustment expense totaled $831.8 million in the fourth quarter 2016, compared to $720.8 million in the fourth quarter 2015, and resulted in a loss ratio of 68.4% compared with 68.1% for the fourth quarter 2015.
Acquisition costs and other underwriting expense of $329.3 million increased $77.4 million from $251.9 million for the fourth quarter 2015. The expense ratio was 27.1% compared to 23.8% for the fourth quarter 2015. Ceding commissions, primarily related to the reinsurance agreements with Maiden Holdings, Ltd. ("Maiden"), totaled $139.8 million, up 1% from $137.8 million in the fourth quarter 2015.
Other expense of $152.8 million increased $1.2 million, or 1%, from $151.5 million in the fourth quarter 2015, reflecting higher administrative, consulting and auditing costs associated with the Company's change in auditor.
The effective tax rate was 22.4%, compared to 27.8% in the fourth quarter 2015(1).

Full Year 2016 Results
Total revenue was $5.45 billion, an increase of $837.7 million, or 18%, from $4.62 billion in 2015(1). Gross written premium was $7.95 billion, an increase of $1,149.7 million, or 17%, from $6.80 billion in 2015. Net written premium was $4.85 billion, an increase of $591.3 million, or 14%, from $4.26 billion in 2015. Net earned premium of $4.67 billion increased $646.2 million, or 16%, from $4.02 billion in 2015. The combined ratio was 92.1% compared to 91.1% in 2015.
Total service and fee income of $541.0 million increased $111.4 million, or 26%, from $429.6 million in 2015(1) and included $87.9 million from related parties in 2016 compared with $76.5 million in 2015.
Investment income, excluding net realized gains and losses, totaled $208.0 million, an increase of 33% from $156.3 million in 2015. The significant growth in investment income during 2016 was primarily due to the increase in invested assets. Total cash and invested assets increased 29.2% to $9.3 billion as of December 31, 2016 compared to $7.2 billion as of December 31, 2015. In addition, 2016 results included net realized investment gains of $36.5 million, or $23.7 million after-tax, on certain fixed income and equity investments compared with net realized investment gains of $8.1 million, or $5.3 million after-tax, in 2015.
Loss and loss adjustment expense totaled $3.14 billion in 2016, compared to $2.68 billion in 2015, and resulted in a loss ratio of 67.3% compared with 66.7% for 2015.
Acquisition costs and other underwriting expense of $1,158.7 million increased $176.0 million from $982.7 million in 2015. The expense ratio was 24.8% compared to 24.4% in 2015. Ceding commissions, primarily related to the reinsurance agreements with Maiden, totaled $587.6 million, up 12% from $526.8 million in 2015.
Other expense of $551.5 million increased $93.4 million, or 20%, from $458.1 million in 2015.
The effective tax rate was 19.5%, compared to 10.9% in 2015.
During 2016, the Company issued 143,750 shares of 7.75% Series E preferred stock and 287,500 shares of 6.95% Series F preferred stock, resulting in aggregate net proceeds of approximately $417.7 million.

During 2016, the Company repurchased 6.2 million of its common shares at a weighted average price of $24.69 per share.
Total assets of approximately $22 billion as of December 31, 2016 increased approximately $5 billion, or 30%, from approximately $17 billion at December 31, 2015(1). Total cash, cash equivalents and investments of $9.3 billion increased $2.1 billion, or 29.2%, from $7.20 billion as of December 31, 2015. AmTrust's stockholder's equity of $3.50 billion increased 27.0% from $2.75 billion at December 31, 2015(1).
As of December 31, 2016, the Company's debt-to-capitalization ratio was 26.1%, compared with 25.6% as of December 31, 2015(1).
During the three months ended December 31, 2016, the Board of Directors declared cash dividends totaling $0.17 per share on the Company's common stock and cash dividends on the following series of non-cumulative preferred stock:

Series	Rate	Dividend
A	6.750%	$0.421875
B	7.250%	$0.453125
C	7.625%	$0.476563
D	7.500%	$0.468750
E	7.750%	$0.484375
F	6.950%	$0.376458
Update on Anticipated Timing of 10-K Filing

On or before March 1, 2017, AmTrust intends to file a Form 12b-25 with the Securities and Exchange Commission providing the Company an automatic 15-day extension to file its Form 10-K for the year ended December 31, 2016. As previously disclosed, the Company appointed a new independent registered public accounting firm on April 1, 2016. Additional time is needed for the Company to complete its consolidated financial statements and assessment of internal controls over financial reporting for the fiscal year ended December 31, 2016, and, as a consequence, for the Company's auditor, KPMG LLP, to complete its audit procedures and audit of the consolidated financial statements included in the Form 10-K. The Company expects to file the Annual Report on Form 10-K within the 15-day extension period provided by Rule 12b-25.

In addition, the Company expects to make immaterial corrections to errors in its financial statements for fiscal years ended December 31, 2015 and 2014 and certain financial information for fiscal years ended December 31, 2013 and 2012 for inclusion in the Form 10-K and these processes have not been completed. The Company is still evaluating corrections to its historical quarterly financial statements within these fiscal years. For a further explanation, please see footnote (1) below.

In connection with the foregoing, the Company expects to disclose in the Form 10-K that, as part of its evaluation of its internal controls over financial reporting as required by Section 404 of the Sarbanes-Oxley Act of 2002, the Company identified material weaknesses in its internal control over financial reporting that existed as of December 31, 2016, specifically related to ineffective assessment of the risks associated with the financial reporting, and an insufficient complement of corporate accounting and corporate financial reporting resources within the organization. As the Company completes the preparation of its financial statements and the related audit process for fiscal year 2016, additional adjustments and/or material weaknesses could be identified. While the Company believes that significant progress has been made in enhancing internal controls as of December 31, 2016 and in the period since, the material weaknesses have not been fully remediated due to insufficient time to fully implement and assess the design and operating effectiveness of the related controls. The Company will continue the process to enhance internal controls throughout 2017.

Conference Call:
On February 27, 2017 at 10:00 AM ET, Chairman & CEO Barry Zyskind and EVP & CFO Ron Pipoly will review these results and discuss business conditions via a conference call and webcast that may be accessed as follows:
Toll-Free Dial-in:   (877) 755-7421
Toll Dial-in (Outside the U.S):   (973) 200-3087
Conference ID: 61689213

Webcast registration: http://ir.amtrustgroup.com/events.cfm
A replay of the conference call will be available at approximately 1:00 PM ET Monday, February 27, 2017 through Monday, March 6, 2017 at 1:00 PM ET. To listen to the replay, please dial (855) 859-2056 (within the U.S.) or (404) 537-3406 (outside the U.S.) and enter replay passcode 61689213, or access http://ir.amtrustgroup.com/events.cfm.
About AmTrust Financial Services, Inc.
AmTrust Financial Services, Inc., a multinational insurance holding company headquartered in New York City, offers specialty property and casualty insurance products, including workers' compensation, commercial automobile, general liability and extended service and warranty coverage through its primary insurance subsidiaries rated “A” (Excellent) by A.M. Best. For more information about AmTrust, visit www.amtrustgroup.com, or call AmTrust toll-free at (855) 327-2223.
Forward Looking Statements
This news release contains certain forward-looking statements that are intended to be covered by the safe harbors created by the Private Securities Litigation Reform Act of 1995. When we use words such as “anticipate,” “intend,” “plan,” “believe,” “estimate,” “expect,” or similar expressions, we do so to identify forward-looking statements. Examples of forward-looking statements include the plans and objectives of management for future operations, including those relating to future growth of our business activities and availability of funds, and are based on current expectations that involve assumptions that are difficult or impossible to predict accurately and many of which are beyond our control. Actual results may differ materially from those expressed or implied in these statements as a result of significant risks and uncertainties, including, but not limited to, non-receipt of expected payments from insureds or reinsurers, changes in interest rates, a downgrade in the financial strength ratings of our insurance subsidiaries, the effect of the performance of financial markets on our investment portfolio, the amounts, timing and prices of any share repurchases made by us under our share repurchase program, development of claims and the effect on loss reserves, accuracy in projecting loss reserves, the cost and availability of reinsurance coverage, the effects of emerging claim and coverage issues, changes in the demand for our products, our degree of success in integrating acquired businesses, the effect of general economic conditions, state and federal legislation, regulations and regulatory investigations into industry practices, our ability to timely and effectively remediate the material weaknesses in our internal control over financial reporting discussed herein and implement effective internal control over financial reporting and disclosure controls and procedures in the future, risks associated with conducting business outside the United States, the impact of Brexit, developments relating to existing agreements, disruptions to our business relationships with Maiden Holdings, Ltd. or National General Holdings Corp., breaches in data security or other disruptions with our technology, heightened competition, changes in pricing environments, and changes in asset valuations. Additional information about these risks and uncertainties, as well as others that may cause actual results to differ materially from those projected, is contained in our filings with the SEC, including our Annual Report on Form 10-K and our quarterly reports on Form 10-Q. The projections and statements in this news release speak only as of the date of this release and we undertake no obligation to update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.

AFSI-F

CONTACT:	AmTrust Financial Services, Inc.

Chief Communications Officer & SVP Corporate Affairs
Chaya Cooperberg
chaya.cooperberg@amtrustgroup.com
(646) 458-3332

AmTrust Financial Services, Inc. Income Statement (in thousands, except per share data) (Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2016	2015 (1)	2016	2015 (1)
Gross written premium	$1,908,986	$1,609,199	$7,949,270	$6,799,537

Net written premium	$1,146,162	$1,065,165	$4,851,327	$4,260,058
Change in unearned premium	69,533	(7,193)	(183,362)	(238,331)
Net earned premium	1,215,695	1,057,972	4,667,965	4,021,727

Service and fee income	150,997	120,046	541,004	429,612
Net investment income	47,968	45,009	208,047	156,290
Net realized gain (loss) on investments	5,174	(22,576)	36,478	8,117
Other revenue	204,139	142,479	785,529	594,019
Total revenue	1,419,834	1,200,451	5,453,494	4,615,746
Loss and loss adjustment expense	831,765	720,846	3,142,279	2,682,208
Acquisition costs and other underwriting expense	329,303	251,889	1,158,691	982,658
Other expense	152,779	151,536	551,477	458,100
Total expense	1,313,847	1,124,271	4,852,447	4,122,966
Income before other income (expense), provision for income taxes, equity in earnings of unconsolidated subsidiaries and non-controlling interest	105,987	76,180	601,047	492,780
Other income (loss):
Interest expense	(25,442)	(15,289)	(86,830)	(48,052)
Loss on extinguishment of debt	—	—	—	(5,271)
Gain on life settlement contracts net of profit commission	17,256	759	46,147	19,844
Foreign currency (loss) gain	54,432	29,962	(29,289)	59,488
Gain on acquisition	—	—	48,775	5,826
Total other income (loss)	46,246	15,432	(21,197)	31,835
Income before provision for income taxes, equity in earnings of unconsolidated subsidiaries and non-controlling interest	152,233	91,612	579,850	524,615
Provision for income taxes	34,102	25,469	113,236	56,939
Equity in earnings of unconsolidated subsidiaries (related parties)	3,094	2,337	15,626	25,385
Net income	121,225	68,480	482,240	493,061
Redeemable non-controlling interest and non-controlling interest	(6,575)	12	(19,384)	(6,928)
Net income attributable to AmTrust stockholders	$114,650	$68,492	$462,856	$486,133
Dividends on preferred stock	(15,904)	(8,793)	(47,847)	(31,590)
Net income attributable to AmTrust common stockholders(1)	$98,746	$59,699	$415,009	$454,543
Operating earnings(2) attributable to AmTrust common stockholders	$66,328	$115,675	$460,567	$493,043

AmTrust Financial Services, Inc. Income Statement (in thousands, except per share data) (Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2016	2015 (1)	2016	2015 (1)
Earnings per common share:
Basic earnings per share	$0.58	$0.35	$2.41	$2.75
Diluted earnings per share	$0.57	$0.35	$2.38	$2.70
Operating diluted earnings per share (2)	$0.38	$0.67	$2.64	$2.93
Weighted average number of basic shares outstanding	170,487	168,878	172,554	165,042
Weighted average number of diluted shares outstanding	172,891	171,979	174,545	168,360
Combined ratio	95.5%	91.9%	92.1%	91.1%
Return on equity	15.7%	11.2%	17.1%	23.4%
Operating return on equity (2)	10.5%	21.7%	19.0%	25.4%
Net realized gain (loss) on investments:
Total other-than-temporary investment impairments	(11,682)	(9,037)	(31,659)	(19,155)
Portion of loss recognized in other comprehensive income	—	—	—	—
Net impairment recognized in earnings	(11,682)	(9,037)	(31,659)	(19,155)
Net realized gain (loss) recognized in earnings	5,687	(13,728)	52,353	15,578
Net unrealized gain (loss) on trading securities & other investments	11,169	189	15,784	11,694
Net realized gain (loss)	$5,174	$(22,576)	$36,478	$8,117

AmTrust Financial Services, Inc. Balance Sheet Highlights (in thousands, except book value per common share)

	December 31, 2016	December 31, 2015 (1)
	(Unaudited)	(Audited)
Cash, cash equivalents and investments	$9,301,425	$7,199,535
Premium receivables	2,644,197	2,115,653
Goodwill and intangible assets	1,243,125	800,045
Loss and loss adjustment expense reserves	10,140,716	7,208,367
Unearned premium	4,880,066	4,014,728
Trust preferred securities	216,500	118,226
Convertible senior notes	171,610	165,361
6.125% Senior notes	248,185	247,911
7.25% Subordinated notes due 2055	145,202	145,078
7.50% Subordinated notes due 2055	130,684	130,572
5.75% Note payable	104,685	—
Preferred stock	913,750	482,500
AmTrust's stockholders' equity	3,497,614	2,753,468
Book value per common share	$15.15	$12.91

AmTrust Financial Services, Inc. Non-GAAP Financial Measures (in thousands, except per share data) (Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2016	2015 (1)	2016	2015 (1)
Reconciliation of net income attributable to AmTrust common stockholders to operating earnings (2):
Net income attributable to AmTrust common stockholders	$98,746	$59,699	$415,009	$454,543
Less: Net realized gain (loss) on investments	5,174	(22,576)	36,478	8,117
Non-cash amortization of intangible assets	(23,513)	(14,358)	(65,152)	(46,524)
Non-cash impairment of goodwill (3)	(273)	(55,304)	(273)	(55,304)
Non-cash interest on convertible senior notes	(1,591)	(1,602)	(6,258)	(5,978)
Loss on extinguishment of debt	—	—	—	(5,271)
Foreign currency transaction (loss) gain	54,432	29,962	(29,289)	59,488
Gain resulting from decrease in ownership percentage of equity investment in unconsolidated subsidiary (related party)	—	—	—	9,271
Acquisition gain	—	—	48,775	5,826
Tax effect of adjustments reflected above (4)	(1,811)	7,902	(29,839)	(8,125)
Operating earnings (2) attributable to AmTrust common stockholders	$66,328	$115,675	$460,567	$493,043
Reconciliation of diluted earnings per share to diluted operating earnings per share (2):
Diluted earnings per share	$0.57	$0.35	$2.38	$2.70
Less: Net realized gain (loss) on investments	0.03	(0.13)	0.21	0.05
Non-cash amortization of intangible assets	(0.14)	(0.08)	(0.37)	(0.28)
Non-cash impairment of goodwill (3)	—	(0.31)	—	(0.33)
Non-cash interest on convertible senior notes	(0.01)	(0.01)	(0.04)	(0.04)
Loss on extinguishment of debt	—	—	—	(0.03)
Foreign currency transaction (loss) gain	0.32	0.17	(0.17)	0.36
Gain resulting from decrease in ownership percentage of equity investment in unconsolidated subsidiary (related party)	—	—	—	0.06
Acquisition gain	—	—	0.28	0.03
Tax effect of adjustments reflected above (4)	(0.01)	0.04	(0.17)	(0.05)
Operating diluted earnings per share (2)	$0.38	$0.67	$2.64	$2.93
Reconciliation of return on common equity to operating return on common equity: (2)
Return on common equity	15.7%	11.2%	17.1%	23.4%
Less: Net realized gain (loss) on investments	0.8%	(4.3)%	1.5%	0.4%
Non-cash amortization of intangible assets	(3.7)%	(2.7)%	(2.7)%	(2.4)%
Non-cash impairment of goodwill (3)	—%	(10.3)%	—%	(2.9)%
Non-cash interest on convertible senior notes	(0.3)%	(0.3)%	(0.3)%	(0.3)%
Loss on extinguishment of debt	—%	—%	—%	(0.3)%
Foreign currency transaction (loss) gain	8.7%	5.7%	(1.2)%	3.1%
Gain resulting from decrease in ownership percentage of equity investment in unconsolidated subsidiary (related party)	—%	—%	—%	0.5%
Acquisition gain	—%	—%	2.0%	0.3%
Tax effect of adjustments reflected above (4)	(0.3)%	1.4%	(1.2)%	(0.4)%
Operating return on common equity (2)	10.5%	21.7%	19.0%	25.4%

(1)
The Company identified and corrected errors during the three months ended December 31, 2016 related to prior periods in 2016 and 2015. These errors included accruing for bonuses paid (which also impacted prior periods), adjusting foreign currency transactions gain and loss and deferring a portion of warranty contract revenue associated with administration services previously recognized upfront, based on management’s interpretation of accounting guidance related to multiple-element revenue recognition. In 2016, management reviewed this accounting treatment and concluded that its warranty contracts should not be accounted for using the multiple-element guidance, but instead deferred over the life of the contract. The Company assessed the materiality of these errors and determined that a one-time adjustment in 2016 would have been material to 2016 and, as a result, management elected to revise the 2015 and prior financial statements upon its conclusion that the impact of the errors was not material to the 2015 and prior period financial statements. The resulting revisions to the Company’s consolidated statements of income, for the three months and year ended December 31, 2015, will be reflected in all future releases that contain such consolidated financial statements. Selected unaudited estimated revisions to our previously issued financial information are set forth below:

	Three Months Ended December 31, 2015		Year Ended December 31, 2015
	Revised	As Previously Reported	Revised	As Previously Reported

Service and fee income	$120,046	$131,440	$429,612	$478,206
Other revenue	142,479	153,873	594,019	642,613
Total revenue	1,200,451	1,211,845	4,615,746	4,664,340

Acquisition costs and other underwriting expense	251,889	251,100	982,658	979,502
Total expense	1,124,271	1,125,218	4,122,966	4,128,469
Income before other income (expense), provision for income taxes, equity in earnings of unconsolidated subsidiaries and non-controlling interest	76,180	86,627	492,780	535,871
Foreign currency gain	29,962	24,721	59,488	17,355

Income before provision for income taxes, equity in earnings of unconsolidated subsidiaries and non-controlling interest	91,612	98,002	524,615	551,478
Provision for income taxes	25,469	27,706	56,939	66,341
Net income	68,480	72,633	493,061	510,522
Net income attributable to AmTrust stockholders	68,492	72,645	486,133	503,594
Net income attributable to AmTrust common stockholders(1)	59,699	63,852	454,543	472,004
Operating earnings(2) attributable to AmTrust common stockholders	115,675	123,885	493,043	526,732
Basic earnings per share	$0.35	$0.38	$2.75	$2.86
Diluted earnings per share	$0.35	$0.37	$2.70	$2.80
Operating diluted earnings per share(2)	$0.67	$0.72	$2.93	$3.13
Return on equity	11.2%	11.2%	23.4%	22.7%
Operating return on equity(2)	21.7%	21.7%	25.4%	25.3%
AmTrust's stockholders' equity			2,753,468	2,909,060

(2)
References to operating earnings, operating diluted EPS, and operating return on common equity are non-GAAP financial measures. Operating earnings ("Operating Earnings") is defined by the Company as net income attributable to AmTrust common stockholders less realized gain (loss) on investments, non-cash amortization of intangible assets, non-cash impairment of goodwill, non-cash interest on convertible senior notes, loss on extinguishment of debt, foreign currency transaction gain (loss), gain resulting from decrease in ownership percentage of equity investment in unconsolidated subsidiary (related party), acquisition gain and the income tax impact on certain of these aforementioned adjustments. Operating Earnings should not be considered an alternative to net income. Operating diluted earnings per share is defined by the Company as Operating Earnings divided by the weighted average diluted shares outstanding for the period and should not be considered an alternative to diluted earnings per share. Operating return on common equity is defined by the Company as Operating Earnings divided by the average common equity for the period and should not be considered an alternative to return on common equity. The Company believes Operating Earnings, operating diluted earnings per share, and operating return on common equity are more relevant measures of the Company's profitability because Operating Earnings, operating diluted earnings per share, and operating return on common equity contain the components of net income upon which the Company's management has the most influence and excludes factors outside management's direct control and non-recurring items. The Company's measure of Operating Earnings, operating diluted earnings per share, and operating return on common equity may not be comparable to similarly titled measures used by other companies.

(3)	The non-cash goodwill impairment charges relate to equalization reserves for the Company's Luxembourg reinsurance entities.

(4)
The Company calculated the income tax effect of certain adjustments using the U.S. federal statutory income tax rate of 35%. Specifically, gross realized gain on investments is predominantly U.S. sourced and, therefore, is subject to tax at 35%. In addition, the gain resulting from a decrease in ownership percentage of equity investment in unconsolidated subsidiary (related party) is U.S. sourced income subject to tax at 35%. Acquisition gain is both U.S. and foreign sourced gain that is ultimately subject to tax at 35%. The Company does not report non-cash amortization of intangible assets, non-cash impairment of goodwill, non-cash interest on convertible senior notes, loss on extinguishment of debt, or foreign currency transaction (loss) gain net of tax.

AmTrust Financial Services, Inc. Segment Information (in thousands, except percentages) (Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2016	2015	2016	2015
Gross written premium
Small Commercial Business	$895,423	$746,048	$4,020,184	$3,320,650
Specialty Risk and Extended Warranty	741,340	630,904	2,521,324	2,158,921
Specialty Program	272,223	232,247	1,407,762	1,319,966
	$1,908,986	$1,609,199	$7,949,270	$6,799,537
Net written premium
Small Commercial Business	$562,153	$432,178	$2,246,188	$1,932,100
Specialty Risk and Extended Warranty	488,398	475,744	1,722,139	1,450,817
Specialty Program	95,611	157,243	883,000	877,141
	$1,146,162	$1,065,165	$4,851,327	$4,260,058
Net earned premium
Small Commercial Business	$609,401	$486,176	$2,203,469	$1,886,880
Specialty Risk and Extended Warranty	436,853	341,555	1,543,899	1,305,036
Specialty Program	169,441	230,241	920,597	829,811
	$1,215,695	$1,057,972	$4,667,965	$4,021,727
Loss Ratio:
Small Commercial Business	65.7%	66.8%	66.3%	65.4%
Specialty Risk and Extended Warranty	65.8%	68.9%	66.3%	67.6%
Specialty Program	85.1%	69.8%	71.5%	68.2%
Total	68.4%	68.1%	67.3%	66.7%
Expense Ratio:
Small Commercial Business	27.3%	24.9%	25.5%	25.8%
Specialty Risk and Extended Warranty	25.7%	19.8%	22.1%	20.3%
Specialty Program	29.7%	27.2%	27.6%	27.5%
Total	27.1%	23.8%	24.8%	24.3%
Combined Ratio:
Small Commercial Business	93.0%	91.7%	91.8%	91.2%
Specialty Risk and Extended Warranty	91.5%	88.7%	88.4%	87.9%
Specialty Program	114.8%	97.0%	99.1%	95.7%
Total	95.5%	91.9%	92.1%	91.0%